Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 23, 2005, is among Seneca Gaming Corporation (the “Company”), the subsidiary guarantors parties hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

A.            The Company, the Guarantors and the Trustee are parties to that certain Indenture, dated as of May 5, 2004 (the “Indenture”) providing for the issuance of 7¼% Senior Notes due 2012 (the “Securities”).

B.            The Company is issuing $200,000,000 of Additional Notes as permitted by Sections 2.19 and 4.10 of the Indenture (the “Series B Notes”).

C.            In accordance with Section 8.1(6) of the Indenture, the Company, when authorized by a resolution of its Board of Directors, the Guarantors and the Trustee may amend or supplement the Indenture to provide for the issuance of Additional Notes.

D.            The Company and the Guarantors desire and have requested the Trustee to enter into this Supplemental Indenture to evidence the issuance of the Series B Notes as permitted by Section 8.1(6) of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I
Definitions; Additional Notes

1.1           Definitions.

(a)           Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)           For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

1.2           Additional Notes.  Attached hereto as Annex 1 is a copy of the form of Officers’ Certificate required by Section 2.19 of the Indenture in connection with the issuance of the Series

B Notes.  The definition of the term “Additional Notes” set forth in the Indenture is hereby supplemented by adding the following sentence at the end of such definition: “On May 23, 2005, the Company issued $200,000,000 of Additional Notes, as more particularly described in the Supplemental Indenture hereto, dated as of such date.”

1.3           Relationship to Other Securities.  The Series B Notes will be treated as a single class with the other Securities issued under the Indenture.  Because, however, the Series B Notes are being issued with original issue discount, they will not be fungible with other Securities for federal income tax purposes, and will therefore have a different CUSIP number or numbers and be represented by a different global note or notes.  In addition, interest on the Series B Notes will begin accruing on the issue date rather than May 1, 2005.  The Series B Notes will represent approximately 40.0% of all Securities issued under the Indenture as of the date of this Supplemental Indenture.

ARTICLE II
Miscellaneous

2.1           Counterparts.  This Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

2.2           Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.3           Effect of Headings.  The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

2.4           Successors and Assigns.  This Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns.  Without limiting the generality of the foregoing, this Supplemental Indenture shall inure to the benefit of all Holders from time to time.  Nothing expressed or mentioned in this Supplemental Indenture is intended or shall be construed to give any Person, other than the parties hereto, their respective successors and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or any provision herein contained.

2.5           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2.6           Effect of Supplemental Indenture.  Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

2.7           Trustee.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture as of the date first above written.

SENECA GAMING CORPORATION

By:	/s/ John Pasqualoni
Name:	John Pasqualoni
Title:	Interim President and Chief Executive Officer

SENECA ERIE GAMING CORPORATION

By:	/s/ John Pasqualoni
Name:	John Pasqualoni
Title:	Interim President and Chief Executive Officer

SENECA TERRITORY GAMING CORPORATION

By:	/s/ John Pasqualoni
Name:	John Pasqualoni
Title:	Interim President and Chief Executive Officer

SENECA NIAGARA FALLS GAMING CORPORATION

By:	/s/ John Pasqualoni
Name:	John Pasqualoni
Title:	Interim President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Assistant Vice President

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